Exhibit 99.4

FAQ Document	Dell to Acquire Quest Software

Employee FAQ Document

1.	Why is Dell acquiring Quest Software?

Quest aligns with Dell’s software strategy and its capabilities in systems management and security are critical components of Dell’s software portfolio. Quest complements many of Dell’s current businesses. Quest also gives Dell better presence in key areas that address disruptive market forces such as cloud, SaaS, virtualization, data explosion, and mobile devices in enterprise.

2.	What does this transaction mean to employees?

At this time, there is no change to the Quest organization or leadership structure. You will remain employed by Quest until the closing of the transaction. At the time of closing, Quest employees will become employees of Dell (subject to local laws and regulations.) We expect to begin working with Dell in the coming days and weeks to begin planning for the period after closing.

3.	When do you expect the transaction to close?

The transaction is expected to close in Q3, subject to approval by Quest’s shareholders and customary closing conditions.

4.	What are the next steps in the process?

While both sides are very excited about this transaction, we must continue to operate in the ordinary course of business and compete aggressively to maintain our business. So unless you or others on your teams are engaged with Dell as part of our existing reseller agreements, you should not contact Dell directly or share any confidential information with Dell.

5.	Will we have to relocate?

At this time, Quest employees will continue to be located in our existing facilities.

6.	Who will I report to?

Until the acquisition closes, you will continue to report to your existing manager. Any changes in reporting relationships will be communicated to you before the closing of the acquisition.

7.	What will happen to Quest’s current management team?

At this time, there are no changes to Quest’s management team.

8.	What happens to my current benefits and compensation?

There won’t be any changes to your benefits or compensation at this time. As we learn more about Dell’s benefits and compensation programs, we will share this information with you.

9.	What happens to my stock options?

Vested stock options that are outstanding and unexercised immediately prior to the closing will be cashed out at closing and you will receive the excess of the offer price ($28.00 per share) over the exercise price for your options.

Unvested in-the-money options that are outstanding immediately prior to the closing will be assumed by Dell and converted into substantially similar equity awards. The terms of these awards will be the same as the terms under the Quest option plan, except that the number of shares and exercise price will be adjusted to appropriately reflect the conversion. The vesting schedule, remaining option life, etc. will continue on the same terms as currently exist under those equity awards.

If you hold unvested RSU awards, you will become entitled to receive, on each future vesting date and subject to continued employment, a payment equal to the offer price for the RSUs that would have vested on such future date.

All payments will be subject to taxes and withholding.

Additional Information and Where to Find It

The Company intends to file with the Securities and Exchange Commission (the “SEC”) an amended proxy statement and intends to furnish or file other materials with the SEC in connection with the proposed transaction. The definitive proxy statement will be sent or given to the stockholders of the Company and will contain important information about the proposed transaction and related matters. BEFORE MAKING ANY VOTING DECISION, QUEST’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THOSE OTHER MATERIALS CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTION. The proxy statement and other relevant materials (when they become available), and any other documents filed by Quest with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, security holders will be able to obtain free copies of the proxy statement from Quest by contacting Quest’s Investor Relations by telephone at (949) 754-8000, or by mail at Quest Software, Inc., 5 Polaris Way, Aliso Viejo, California 92656, Attention: Investor Relations, or by going to Quest’s Investor Relations page on its corporate website at www.quest.com.

Participants in the Solicitation

Quest and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Quest in connection with the proposed merger. Information regarding the interests of these directors and executive officers in the transaction described herein will be included in the amended proxy statement described above. Additional information regarding these directors and executive officers is included in Quest’s amended Annual Report on Form 10-K/A, which was filed with the SEC on April 30, 2012.